Old Point Releases 2013 Results

•          Net loans increase $30.1 million
•          Noninterest expense decreases $1.1 million
•          Net charge-offs decrease to 0.36% of total loans

January 27, 2014 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $3.2 million for the year ended December 31, 2013, or $0.64 per diluted share, compared to net income of $4.2 million, or $0.84 per diluted share, in 2012. However, this decrease in net income was primarily attributable to the receipt of $475 thousand in proceeds from the death benefit on an insured former officer and by a $2.3 million gain on the sale of available-for-sale securities. If these unusual items are excluded, income before insurance death benefit, gain or loss on the sale of available-for-sale securities, and taxes increased $1.1 million between the years ended December 31, 2012 and 2013. Lower provision for loan losses and lower noninterest expense contributed to this improved profitability. Continued improvement in asset quality, as evidenced by lower charge-offs in 2013 when compared to 2012, allowed management to reduce the provision.

Noninterest income for 2013 was down when compared to 2012, due primarily to income from bank-owned life insurance and gains and losses on the sales of securities. During 2012, Old Point sold securities for a pre-tax gain of $2.3 million. In comparison, $26 thousand of losses on sales of securities were recognized during 2013. The securities sold during 2013 were sold as part of a plan to reduce the portfolio's susceptibility to interest rate risk.

Most other areas of noninterest income increased when comparing 2013 to the prior year. The largest increases were in the categories of income from fiduciary activities and other service charges, commissions and fees. Accounts managed by Old Point Trust are assessed fees based on the market value of the account's assets. Improvements in the equities markets led to higher asset values and thus higher fee income. The increase in other service charges, commissions and fees was mainly due to higher merchant processing income.

Total noninterest expense decreased $1.1 million between 2013 and 2012, with large decreases in several categories. The largest decrease was seen in salaries and employee benefits. In 2012, Old Point made early retirement offers to eligible employees, which elevated salaries and benefits expenses in that year while reducing expenses in subsequent years. In addition, due to improved efficiencies and the consolidation of six branches into three, the number of full-time equivalent employees was reduced from 310 at December 31, 2012 to 292 at December 31, 2013.

FDIC insurance, legal and audit expenses, other outside services, and employee professional development also declined in 2013, when compared to 2012. These decreases were partially offset by an increase of $568 thousand in losses on the sale/write-down of other real estate owned, due to the write-down on a single piece of property during the last quarter of 2013. The value of this property declined sharply due to the foreclosure by other banks of similar property in the area.

Assets as of December 31, 2013 were $864.3 million, a decrease of $43.2 million, or 4.76%, compared to assets as of December 31, 2012. Net loans increased $30.1 million, from $463.8 million at December 31, 2012 to $493.9 million at December 31, 2013. In 2013, loan demand continued to increase, but until loan demand recovers significantly, Old Point will likely continue to manage the interest margin by allowing higher cost funds, such as time deposits, to decrease. High-cost time deposits decreased $52.0 million between December 31, 2012 and December 31, 2013, while low-cost funds in the form of noninterest-bearing and savings deposits increased $23.6 million in the same time period.

In 2013, Old Point focused on diversifying income and reducing expenses. To this end, in the fourth quarter of 2013, Old Point Trust acquired Penact, a company that provides valuation services for retirement plans, to complement its existing product offerings. As part of the effort to reduce expenses, the Bank consolidated three of its branches in 2013. In each case, the market area was also served by another Old Point branch. With more customers taking advantage of Old Point's online and mobile banking services, these branches could be consolidated without affecting customer service.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 31% of our giving is earmarked for education, 27% for community development, 26% for arts & culture, and 16% for health & wellness. Additionally in 2013, Old Point National Bank was awarded the following accomplishments: the Velocity Award for volunteerism in Hampton Roads, Best Places to Work in Virginia, Best Places to Work In Hampton Roads, Best Banks to Work For, Best Bank and Best Mortgage Company in the Daily Press CHOICE Awards, Best Financial Institution and Best Mortgage Company in the Virginian Pilot's Best of Hampton Roads, Best Bank in Hampton Roads Magazine's Best of the 757, Best Financial Institution in the Virginia Gazette's Best in Williamsburg, Business of the Year from the United Way of Greater Williamsburg, and many other corporate and individual awards.

In addition, Old Point received an outstanding rating from the OCC during our Community Reinvestment Act performance evaluation. For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Net interest margin (NIM) on a fully tax-equivalent basis for 2013 was 3.23%, compared to 3.40% for 2012.
Non-Performing Assets (NPAs) as of December 31, 2013 were $18.3 million, up from $17.7 million on December 31, 2012. Despite this increase in NPAs, Old Point's asset quality improved, as seen by the significant improvement in the internally assigned risk ratings between 2013 and 2012. Loans classified as special mention and substandard decreased both in terms of dollars and as a percent of total loans. NPAs do not include restructured loans that are performing in accordance with their modified terms.

Allowance for Loan and Lease Losses (ALLL) as of December 31, 2013 and 2012 was 1.36% and 1.55% of total loans, respectively.
Net loans charged off as a percent of total loans were 0.36% for the year ended December 31, 2013, compared to 0.76% for the year ended December 31, 2012.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2012. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Non-GAAP Financial Measure. The financial measure income before insurance death benefit, gain or loss on the sale of available-for-sale securities, and taxes is determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This non-GAAP financial measure should not be viewed as a substitute for operating results determined in accordance with GAAP. An item which management excludes when computing non-GAAP performance measures can be of substantial importance to Old Point's results for any particular quarter or year. Old Point's non-GAAP performance measure is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. Management believes that income before insurance death benefit, gain or loss on the sale of available-for-sale securities, and taxes provides useful information regarding the results of core operations of Old Point Financial Corporation.

	Years Ended
	December 31,
	2013	2012
	(unaudited)
Net income	$3,163	$4,187
Less: insurance death benefit	0	475
Less: gain (loss) on sale of available-for-sale securities	(26)	2,313
Add: income tax expense	348	995
Income before insurance death benefit, gain (loss) on sale of available-for-sale securities and taxes
	3,537	2,394

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	December 31,	December 31,
	2013	2012
	(unaudited)
Assets

Cash and due from banks	$11,802	$15,982
Interest-bearing due from banks	18,045	24,732
Federal funds sold	1,478	1,603
Cash and cash equivalents	31,325	42,317
Securities available-for-sale, at fair value	155,639	329,456
Securities held-to-maturity (fair value approximates $97,453 and $574)	96,847	570
Restricted securities	2,378	2,562
Loans, net of allowance for loan losses of $6,831 and $7,324	493,868	463,809
Premises and equipment, net	40,546	32,528
Bank-owned life insurance	22,673	21,824
Other real estate owned, net of valuation allowance of $2,775 and $1,870	6,415	6,574
Other assets	14,597	7,859
Total assets	$864,288	$907,499

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$182,513	$176,740
Savings deposits	286,085	268,253
Time deposits	256,807	308,823
Total deposits	725,405	753,816
Overnight repurchase agreements	31,175	35,946
Term repurchase agreements	411	1,280
Federal Home Loan Bank advances	25,000	25,000
Accrued expenses and other liabilities	1,536	2,157
Total liabilities	783,527	818,199

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	50,376	48,305
Accumulated other comprehensive income (loss)	(10,802)	(192)
Total stockholders' equity	80,761	89,300
Total liabilities and stockholders' equity	$864,288	$907,499

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Years Ended
	December 31,
	2013	2012
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$23,735	$26,503
Interest on due from banks	96	56
Interest on federal funds sold	1	2
Interest on securities:
Taxable	4,547	5,238
Tax-exempt	1,348	681
Dividends and interest on all other securities	96	100
Total interest and dividend income	29,823	32,580

Interest Expense:
Interest on savings deposits	302	382
Interest on time deposits	3,119	3,841
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	35	55
Interest on Federal Home Loan Bank advances	1,224	1,496
Total interest expense	4,680	5,774
Net interest income	25,143	26,806
Provision for loan losses	1,300	2,400
Net interest income, after provision for loan losses	23,843	24,406

Noninterest Income:
Income from fiduciary activities	3,558	3,214
Service charges on deposit accounts	4,183	4,239
Other service charges, commissions and fees	3,557	3,348
Income from bank-owned life insurance	848	1,339
Income from Old Point Mortgage	439	300
Gain (loss) on sale of available-for-sale securities, net	(26)	2,313
Other operating income	214	206
Total noninterest income	12,773	14,959

Noninterest Expense:
Salaries and employee benefits	19,108	20,340
Occupancy and equipment	4,392	4,373
Data processing	1,630	1,630
FDIC insurance	719	1,044
Customer development	809	758
Legal and audit expense	539	725
Other outside service fees	459	574
Employee professional development	595	600
Postage and courier expense	481	480
Stationery and supplies	457	439
Loss on write-down/sale of other real estate owned	1,345	777
Other operating expense	2,571	2,443
Total noninterest expense	33,105	34,183
Income before income taxes	3,511	5,182
Income tax expense	348	995
Net income	$3,163	$4,187

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.64	$0.84

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.64	$0.84

Cash Dividends Declared	$0.22	$0.20

Old Point Financial Corporation and Subsidiaries
Selected Ratios	December 31,	December 31,
	2013	2012
Net Interest Margin Year-to-Date	3.23%	3.40%
NPAs/Total Assets	2.12%	1.95%
Annualized Net Charge Offs/Total Loans	0.36%	0.76%
Allowance for Loan Losses/Total Loans	1.36%	1.55%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$11,324	$10,632
Loans > 90 days past due, but still accruing interest	546	447
Non-Performing Restructured Loans	0	0
Foreclosed Assets	6,415	6,574
Total Non-Performing Assets	$18,285	$17,653

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$1,794	$3,574
Year-to-Date Average Loans	$471,203	$478,220
Year-to-Date Average Assets	$881,378	$869,436
Year-to-Date Average Earning Assets	$799,723	$801,012
Year-to-Date Average Deposits	$737,358	$718,802
Year-to-Date Average Equity	$84,695	$87,912